Synergetics Reports Second Quarter Fiscal Year 2014 Results

O'FALLON, MO -- (Marketwired - March 06, 2014) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported growth in sales and reported gross profit, operating margin, loss from operations and net loss for the second quarter ended January 31, 2014.

Second Quarter Summary:

  Total sales were $15.1 million, a year-over-year increase of 7.4%.
  OEM sales increased 18.3% and Ophthalmic sales increased 0.6% year-over-year.
  Domestic product sales increased 10.5% and International sales declined 0.8% year-over-year.
  Disposable products sales increased 15.0% and capital equipment sales declined 29.7% year-over year.
  GAAP EPS was a loss of $0.01 compared to a loss of $0.05 for the second quarter of last year.
  Adjusted Non-GAAP EPS was $0.01 compared $0.00 for the second quarter of last year.

"Second quarter results reflect solid revenue growth compared to last year," stated Dave Hable, President and CEO of Synergetics USA, Inc. "Results from our OEM business were better than anticipated and our Ophthalmic business posted positive growth on both a year-over-year and sequential basis. In addition to modest improvements in the health of our base Ophthalmic business this quarter, Ophthalmic revenue growth benefitted from our continued progress in our commercialization of VersaVIT™, our innovative, portable vitrectomy machine, and from our recent acquisition of M.I.S.S. Ophthalmics. The long-term growth opportunity for Synergetics remains a compelling one, and we will continue to execute our strategy to drive improvements in our operating and financial performance going forward."

Second Quarter Results

Second quarter sales increased 7.4% to $15.1 million compared to $14.1 million in the second quarter of fiscal 2013. The increase in second quarter sales from last year was due primarily to growth in OEM sales.

  Total Ophthalmic sales increased 0.6% to $8.7 million compared to $8.7 million in the second quarter of fiscal 2013. Domestic ophthalmic sales increased 2.4% in the second quarter of fiscal 2014, primarily due to increased sales of procedural kits (including kits associated with VersaVIT™), partially offset by decreased sales of base business capital equipment and disposables. International ophthalmic sales declined 1.4% in the second quarter of fiscal 2014, primarily due to negative currency exchange, partially offset by increased sales of procedural kits and sales from M.I.S.S. Ophthalmics.

  Total OEM sales increased 18.3% to $6.1 million compared to $5.2 million in the second quarter of fiscal 2013. The increase in OEM sales benefited from strong volumes of disposable products sold to our two largest OEM partners, Codman & Shurtleff, Inc. and Stryker Corporation, partially offset by decreased electrosurgery generator sales to Codman. OEM sales also included deferred revenue of $322,000 recognized in the second quarter of both fiscal year periods.

  Disposable product sales increased 15.0%, or $1.7 million, to $13.2 million in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013. Disposable sales accounted for approximately 87.2% of total sales in the second quarter of fiscal 2014.

  Capital equipment sales totaled $1.6 million in the second quarter of fiscal 2014 compared to $2.3 million in the second quarter of fiscal 2013.

Gross profit for the second quarter of fiscal 2014 rose to $8.4 million, or 55.6% of sales, compared to $5.2 million, or 36.8% of sales, in the second quarter of fiscal 2013. Gross margin in the second quarter of fiscal year 2013 included a write-off of excess inventory and its associated labor and overhead expenses of approximately $2.1 million. Excluding the inventory write-off in the prior year period, the increase in gross profit margin in the second quarter of fiscal 2014 was driven primarily by higher absorption of labor and overhead costs compared to the prior year period.

Research and development expenses rose to $1.5 million, or 10.0% of net sales. The Company's R&D investment is driven by the opportunities to accelerate new products to meet the needs of our surgeon customers and address the demands of the market. Sales and marketing expenses increased to $3.6 million, or 24.0% of sales, this year, compared with $3.6 million, or 25.5% of net sales, for the same period last year. General and administrative expenses increased to $3.0 million, or 19.9% of net sales, for the second quarter of fiscal 2014, compared with $2.9 million, or 20.4% of net sales, for the same period last year. The increases in sales and marketing and G&A expenses were primarily due to the additional expenses related to our recent acquisition of M.I.S.S Ophthalmics. Total operating expenses in the second quarter of fiscal year 2014 included incremental expenses of approximately $514,000 related to the Company's exit activities at its King of Prussia facility. Total operating expenses also included $115,000 in the second quarter of fiscal 2014 related to a full quarter impact from the medical device excise tax compared to $45,000 in the prior year period, which included only a partial quarter impact.

Operating loss for the second quarter of fiscal 2014 declined to $377,000 compared to $2.2 million in the second quarter of fiscal 2013. Net loss for the second quarter of fiscal 2014 declined to $225,000, or $0.01 per diluted share, compared to $1.4 million, or $0.05 per diluted share, in the second quarter of fiscal 2013. Excluding the incremental exit costs related to our King of Prussia facility closing, non-GAAP income for the second quarter of fiscal 2014 was $132,000, or $0.01 per diluted share. Excluding the $2.1 million write-off of excess inventory and its associated labor and overhead, non-GAAP loss for the second quarter of fiscal 2013 was $49,000, or $0.00 per diluted share.

Six Months Results and Balance Sheet

Total sales for the first six months of fiscal 2014 increased 6.8% to $30.6 million compared with $28.7 million in the same period last year. Net income was $709,000 for the first six months of fiscal 2014 compared to a net loss of $30,000 for the same period in fiscal 2013. Basic and diluted earnings per share for the first six months of fiscal 2014 was $0.03 as compared to basic and diluted earnings per share of $0.00 for the first six months of fiscal 2013.

As of January 31, 2014, the Company had approximately $11.2 million in cash and no interest-bearing debt on its balance sheet.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Thursday, March 6, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 36518544. For callers outside the U.S., the number is (847) 230-5643. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. The Company's distribution channels include a combination of direct and independent vitreoretinal sales organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2013, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
            As of January 31, 2014 (Unaudited) and July 31, 2013
                 (Dollars in thousands, except share data)

                                                   January 31,   July 31,
                                                       2014         2013
                                                   -----------  -----------

Assets
Current Assets
  Cash and cash equivalents                        $    11,222  $    12,470
  Accounts receivable, net of allowance for
   doubtful accounts of $505 and $495,
   respectively                                         13,219       14,425
  Inventories                                           16,720       14,825
  Income taxes refundable                                   --          254
  Prepaid expenses                                       1,399          996
  Deferred income taxes                                  1,958        1,827
                                                   -----------  -----------
      Total current assets                              44,518       44,797
Property and equipment, net                              9,126        8,962
Intangible and other assets
  Goodwill                                              12,273       12,155
  Other intangible assets, net                          11,477       11,715
  Deferred income taxes                                  3,461        3,557
  Patents, net                                           1,438        1,411
  Cash value of life insurance                              96           96
                                                   -----------  -----------
      Total assets                                 $    82,389  $    82,693
                                                   ===========  ===========
Liabilities and stockholders' equity
Current Liabilities
  Accounts payable                                 $     3,036  $     3,237
  Accrued expenses                                       2,482        3,486
  Income taxes payable                                      30           --
  Deferred revenue                                       1,288        1,288
                                                   -----------  -----------
    Total current liabilities                            6,836        8,011
                                                   -----------  -----------
Long-Term Liabilities
  Deferred revenue                                      13,886       14,530
                                                   -----------  -----------
      Total long-term liabilities                       13,886       14,530
                                                   -----------  -----------
      Total liabilities                                 20,722       22,541
                                                   -----------  -----------
Commitments and contingencies
Stockholders' Equity
  Common stock at January 31, 2014 and July 31,
   2013, $0.001 par value, 50,000,000 shares
   authorized; 25,329,411 and 25,292,960 shares
   issued and outstanding, respectively                     25           25
  Additional paid-in capital                            28,155       27,489
  Retained earnings                                     33,806       33,097
  Accumulated other comprehensive loss:
    Foreign currency translation adjustment               (319)        (459)
                                                   -----------  -----------
      Total stockholders' equity                        61,667       60,152
                                                   -----------  -----------
      Total liabilities and stockholders' equity   $    82,389  $    82,693
                                                   ===========  ===========

                   Synergetics USA, Inc. and Subsidiaries
  Condensed Consolidated Statements of Operations and Comprehensive (Loss)
                             Income (Unaudited)
            Three and Six Months Ended January 31, 2014 and 2013
          (Dollars in thousands, except share and per share data)

                            Three        Three
                            Months       Months     Six Months   Six Months
                            Ended        Ended         Ended       Ended
                         January 31,  January 31,   January 31, January 31,
                             2014         2013         2014         2013
                         -----------  -----------  ------------ -----------

Net sales                $    15,096  $    14,055  $     30,626 $    28,675
Cost of sales                  6,698        8,884        13,304      15,031
                         -----------  -----------  ------------ -----------
    Gross profit               8,398        5,171        17,322      13,644
Operating expenses
  Research and
   development                 1,513          827         2,710       1,688
  Sales and marketing          3,630        3,580         7,205       6,843
  Medical device excise
   tax                           115           45           240          45
  Exit costs                     514           --           514          --
  General and
   administrative              3,003        2,872         5,638       5,280
                         -----------  -----------  ------------ -----------
                               8,775        7,324        16,307      13,856
                         -----------  -----------  ------------ -----------
    Operating (loss)
     income                     (377)      (2,153)        1,015        (212)
                         -----------  -----------  ------------ -----------
Other income (expenses)
  Investment income                3            6             6          13
  Interest expense                --           (4)           --          (4)
  Miscellaneous                   --          (20)           --         (23)
                         -----------  -----------  ------------ -----------
                                   3          (18)            6         (14)
                         ===========  -----------  ------------ -----------
    (Loss) Income from
     operations before
     (benefit) provision
     for income taxes           (374)      (2,171)        1,021        (226)
(Benefit) Provision for
 income taxes                   (149)        (789)          312        (196)
                         -----------  -----------  ------------ -----------
    Net (loss) income    $      (225) $    (1,382) $        709 $       (30)
                         ===========  ===========  ============ ===========
(Loss) Earnings per
 share:
  Basic (loss) earnings
   per share             $     (0.01) $     (0.05) $       0.03 $      0.00
                         ===========  ===========  ============ ===========
  Diluted (loss)
   earnings per share    $     (0.01) $     (0.05) $       0.03 $      0.00
                         ===========  ===========  ============ ===========

  Basic weighted average
   common shares
   outstanding            25,309,641   25,230,142    25,301,830  25,195,449
  Diluted weighted
   average common shares
   outstanding            25,309,641   25,230,142    25,386,679  25,195,449

Net (loss) income        $      (225) $    (1,382) $        709 $       (30)
Foreign currency
 translation adjustment          (35)         184           140         254
                         -----------  -----------  ------------ -----------
Comprehensive (loss)
 income                  $      (260) $    (1,198) $        849 $       224
                         ===========  ===========  ============ ===========

                   Synergetics USA Inc. and Subsidiaries
        Condensed Consolidated Statements of Cash Flows (Unaudited)
                 Six Months Ended January 31, 2014 and 2013
                 (Dollars in thousands, except share data)

                                                    Six Months   Six Months
                                                      Ended        Ended
                                                   January 31,  January 31,
                                                       2014         2013
                                                   -----------  -----------

Cash Flows from Operating Activities
  Net income (loss)                                $       709  $       (30)
  Adjustments to reconcile net income (loss) to
   net cash used in operating activities
    Depreciation                                           571          542
    Amortization                                           366          317
    Provision for doubtful accounts receivable               6           31
    Stock-based compensation                               605          456
    Deferred income taxes                                  (35)        (426)
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                                  1,164          781
    Inventories                                         (1,854)         591
    Prepaid expenses                                      (254)        (297)
    Income taxes refundable                                254       (1,161)
  (Decrease) increase in:
    Accounts payable                                      (213)        (256)
    Accrued expenses                                      (940)        (384)
    Deferred revenue                                      (644)        (644)
    Income taxes payable                                   (37)        (191)
                                                   -----------  -----------
      Net cash used in continuing operating
       activities                                  $      (302) $      (671)
                                                   -----------  -----------

Cash Flows from Investing Activities
    Purchase of property and equipment                    (735)        (301)
    Acquisition of patents and other intangibles          (139)        (115)
                                                   -----------  -----------
      Net cash used in continuing investing
       activities                                         (874)        (416)
                                                   -----------  -----------

Cash Flows from Financing Activities
    Proceeds from the issuance of common stock              36           88
    Tax benefit associated with the exercise of
     non- qualified stock options                           25           72
                                                   -----------  -----------
      Net cash provided by financing activities             61          160
                                                   -----------  -----------

Foreign exchange rate effect on cash and cash
 equivalents                                              (133)         (69)
                                                   -----------  -----------
Net decrease in cash and cash equivalents               (1,248)        (996)
Cash and cash equivalents
    Beginning                                           12,470       12,680
                                                   -----------  -----------
    Ending                                         $    11,222  $    11,684
                                                   ===========  ===========

                   Synergetics USA Inc. and Subsidiaries
         Table of Adjusted Operating Income and Non-GAAP EPS Impact
      Three and Six Months Ended January 31, 2014 and 2013 (Unaudited)
            (Dollars in thousands, except per share information)

                            Three Months Ended         Six Months Ended
                         January 31,  January 31,  January 31,  January 31,
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------

Adjusted Operating
 Income
GAAP operating income
 (loss)                  $      (377) $    (2,153) $     1,015  $      (212)
  Non-operating
   adjustments*                  514        2,092          514        2,092
                         -----------  -----------  -----------  -----------
  Adjusted operating
   income                $       137  $       (61) $     1,529  $     1,880
  Net sales              $    15,096  $    14,055  $    30,626  $    28,675
                         -----------  -----------  -----------  -----------
  Adjusted operating
   margin                        0.9%         N/M          5.0%         6.6%
                         ===========  ===========  ===========  ===========
EBITDA                   $       117  $    (1,774) $     1,958  $       637
                         ===========  ===========  ===========  ===========

Non-GAAP EPS Impact
  Non-operating
   adjustments, pre-tax* $       514  $     2,092  $       514  $     2,092
  Effective tax rate**          30.5%        36.3%        30.5%        30.6%
                         -----------  -----------  -----------  -----------
  Tax effected exit
   costs and inventory
   write-down            $       357  $     1,333  $       357  $     1,452
  Diluted weighted
   average common shares  25,309,641   25,230,142   25,386,679   25,195,449
                         -----------  -----------  -----------  -----------
  Diluted earnings per
   share                 $      0.01  $      0.05  $      0.01  $      0.06
                         ===========  ===========  ===========  ===========

N/M Not meaningful.
*Non-operating adjustments include an inventory write-down of approximately
 $2.1 million, pre-tax, in fiscal year 2013 and exit costs of approximately
 $514,000, pre-tax, related to the Company's closing of its King of Prussia facility.
**Effective tax rate for three months ended January 31, 2014 and for the six months ended January 31, 2013 was not indicative of a full year rate.
 Thus, the effective tax rates for the six months ended January 31, 2014 and the fiscal year ended July 31, 2013 were utilized, respectively.

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer